Exhibit 1

24 April 2006

Westpac provides an update on transition to A-IFRS and details changes on prior period comparatives

On 4 May 2006 Westpac will report its results for the six months ended 31 March 2006 for the first time under the Australian equivalents to International Financial Reporting Standards (A-IFRS). To assist the market prepare for that release, Westpac has previously provided information on the proposed changes under A-IFRS together with how those changes are expected to impact Westpac’s results (refer Westpac’s website).

This release continues the process of updating the market on Westpac’s transition to A-IFRS and seeks to specifically outline:

1.     What has changed since the previous A-IFRS disclosures were provided;

2.     How the transition to A-IFRS impacts Westpac’s bad and doubtful debt provisions (now referred to as impairment losses on loans under A-IFRS);

3.     How the transition to A-IFRS will impact certain key performance indicators including cash earnings;

4.     How Westpac intends to manage the transition to A-IFRS and in particular how comparative information will be presented; and

5.     Changes to prior period comparatives resulting from changes in business unit composition and data reclassifications.

Appendix1 contains Westpac’s A-IFRS Transition Report, which reconciles Westpac’s previously reported AGAAP results to A-IFRS equivalents. The report includes an update on the A-IFRS financial statements presented at 30 September 2005. It also includes an update on information to be reported in the interim results announcement on 4 May 2006 incorporating the interim financial statements and interim profit announcement.

Appendix 2 details key elements of how Westpac’s results will be presented in the interim profit announcement along with changes in prior period comparatives resulting from changes in business unit composition.

These releases have also been lodged on the Westpac website at www.westpac.com.au/investorcentre

For Further Information please contact:

David Lording

Media Relations

Westpac Banking Corporation

Ph: 02 8253 3510

Mb: 0419 683 411